                                                                   EXHIBIT 10.32

February 29, 2000



Mr. Dennis Sickle
MCI WorldCom
1515 South Federal Highway, #400
Boca Raton, FL 33432

Dear Dennis:

This will confirm our agreement regarding my continued employment and the termination thereof as follows:

1.    Term of Employment
      ------------------

      Effective December 31, 1999, I ceased to be an executive officer or a director of MCI WORLDCOM, Inc. or any of its subsidiaries but remained an employee of the company until February 29, 2000.

2.    Severance Benefits
      ------------------

      From March 1, 2000 until August 31, 2000, I will receive severance payments aggregating $300,000 (less applicable withholdings and deductions), to be paid in accordance with the company's customary payroll practice. In addition, on or promptly after August 31, 2000, I will receive a lump-sum severance payment in the amount of $300,000 (less applicable withholdings and deductions). The foregoing severance payments are subject to forfeiture for cause, as defined below.

      I will be entitled to any other rights, compensation (excluding severance payments), and/or benefits as may be due to me in accordance with the provisions of any benefit plans or programs of the company.

      For purposes of this agreement, "cause" shall mean a breach of a material provision of this agreement (including the appendices hereto) by me, which is not cured within 30 days after receipt of notice from the company, which specifies the manner in which the company believes I have breached this agreement.

3.    Stock Options, Incentive Compensation, and Other Awards
      -------------------------------------------------------

      On February 29, 2000, all unvested stock options held by me as of such date and identified in Schedule A attached hereto, shall automatically vest and become fully exercisable. Such stock options and any additional stock options held by me that are vested as of the date hereof shall remain exercisable until February 28, 2001. In addition, all unvested stock units held by me as of the date of this letter and identified in Schedule B shall automatically vest and be paid on or promptly after February 29, 2000. The amount of deferred compensation to which I am entitled shall be determined as of February 29, 2000 and be paid promptly thereafter. Except as otherwise provided herein, the terms and conditions of such options and awards shall continue to be governed by the underlying agreements and plans. The company shall take all corporate action necessary to effectuate the foregoing.

4.    Certain Benefits
      ----------------

      I will continue to receive medical, dental, and life insurance coverage for me and my eligible dependents on the same basis as is in effect on the date of this agreement, subject to changes of general applicability for senior executive officers, until the earlier of (a) December 31, 2000, or
      (b) the commencement of coverage with a subsequent employer. At the termination of my employment with the company, my dependents and I will be eligible for continued coverage under COBRA, if applicable.

      During the term of my continued employment by the company, the company shall reimburse me for any reasonable business expenses incurred by me in accordance with the company's policies for senior executive officers.

5.    Release and Covenant Not To Sue
      -------------------------------

      As part of this agreement, the company and I have executed the mutual release and covenant not to sue attached as Appendix A. At the company's option, upon satisfaction of the company's obligations hereunder, we will execute another release and covenant not to sue, in a mutually satisfactory form.

6.    Directors and Officers Insurance
      --------------------------------

      For six (6) years following the date of my termination as an officer and/or director of the company, the company will cover me by such officers and directors insurance coverage on substantially the same terms and levels that it provides to its senior executive officers, at the company's sole cost. In addition, the company shall indemnify and hold me harmless to the fullest extent provided by its Articles of Incorporation and Bylaws as they exist on the date hereof with regards to actions or inactions in relation to my duties performed at the company on or before the date of this agreement.

7.    Non-Competition
      ---------------

      As part of this agreement, I have executed the covenant not to compete attached as Appendix B.

8.    Confidentiality
      ---------------

      I agree that I will continue to be bound by the terms of Paragraph 14(a) of the Employment Agreement, dated November 9, 1997, between me and MCI Communications Corporation and that the terms of this agreement will constitute Confidential Information for purposes of said Employment Agreement, except that I shall be permitted to discuss its contents with my accountant(s), my lawyer(s), and members of my immediate family on a need-to-know basis, whom I shall ask to keep the terms confidential.

9.    Cooperation after Termination
      -----------------------------

      I will cooperate with the company as reasonably necessary and upon receiving reasonable notice, provided that such cooperation shall not unreasonably interfere with, or be prohibited by my other activities or pursuits. After February 29, 2000, the company will pay me reasonable compensation and reimbursement for expenses, such as travel, incurred in connection with such assistance.

10.   Return and Protection of Information and Property
      -------------------------------------------------

      At or prior to the time of my termination, I will return any company property in my possession, including business, financial, customer, or similar materials.

11.   Assignment
      ----------

      This agreement inures to the benefit of and is binding upon, me, including my executors, descendants, ancestors, dependents, administrators, successors, heirs, and assigns, and upon MCI WorldCom, including its affiliates, assigns, predecessors, successors, agents, officers, directors, shareholders, and employees.

12.   Entire Agreement
      ----------------

      Other than Section 14(a) of the Employment Agreement and the various stock option agreements between me and the employer, this agreement constitutes the entire agreement, arrangement and understanding between me and the company with respect to its subject matter; it may not be modified or canceled in any manner except by a writing signed by both me and the company. Except as otherwise provided in, or modified by, this agreement including, without limitation, Section 3 (relating to stock options and stock units), this agreement supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter.

13.   Disputes
      --------

      Any contest or dispute that may arise between the parties with respect to this agreement shall be submitted to final and binding arbitration in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association. This agreement shall be governed and enforced in accordance with the laws of the state of New York.

As always, I appreciate your constructive and professional approach to working through this.

Best regards,


/s/ Timothy F. Price
--------------------
Timothy F. Price

Attachments



                             Understood and Agreed,



                             /s/ Dennis Sickle
                             -----------------
                             Dennis Sickle

Appendix A         Release and Covenant Not to Sue
                   -------------------------------


MCI WORLDCOM, Inc., including its affiliates, assigns, predecessors and successors (the "Company") and I, including my executors, descendants, ancestors, dependents, administrators, successors, heirs, and assigns, hereby release any and all claims they may have against one another, (including, but not limited to, claims by me for discrimination under Title VII of the Civil Rights Act (as amended), the Age Discrimination in Employment Act, or other state, federal or local law), arising out of or relating to my employment by the Company or termination of such employment except for any claims for indemnification that I may have as a former officer and/or director of the Company and except for any claims of the Company related to or arising out of
(i) material acts or omissions of deliberate or intentional malfeasance involving self-dealing on my part, or (ii) claims made by third parties. I have had at least 21 days to consider this agreement, have been advised that I have had an opportunity to consult with an attorney, and have been advised of my right to revoke this agreement, which would also revoke the letter agreement to which this agreement is appended, prior to the eighth calendar day following the execution of this agreement.



/s/ Timothy F. Price            3/06/00
--------------------            -------
Timothy F. Price                 Date



/s/ Dennis Sickle               3/07/00
-----------------               -------
For the Company                  Date

Appendix B      Covenant Not to Compete
                -----------------------


For the period ending August 31, 2000, I agree that I will not do any of the following anywhere in the world: (a) accept employment from, carry on, or be engaged in, any business which is in direct competition with the business of the company or its affiliates, (b) solicit for employment, or employ, without the written permission of the company, any person who is an employee or contractor for the company or its affiliates, or who has been an employee or contractor for the company or its affiliates within one year of the date of this agreement; (c) solicit, influence, or attempt to influence, any actual or prospective customer or provider, with regard to the actual or prospective customer's or provider's relationship with the company or its affiliates (nb. for the purpose of this section, "prospective" means under negotiation with the company or its affiliates). Under no circumstances shall my membership or service on the board of directors of a company as approved by the President and CEO of MCI WorldCom be precluded by this covenant nor shall actions in which I am not involved by such company be attributed to me for purposes hereof.

It is agreed that any breach or threatened breach of any of the provisions of this covenant will result in immediate and irreparable injury to the company and/or its affiliates and will entitle them to obtain an injunction, restraining order, and/or specific performance as well as to seek other legal or equitable remedies to which they may be entitled including, but not limited to, money damages.

It is the intention of the parties that the provisions of this covenant shall be enforced by the courts of each state and jurisdiction in which enforcement is sought to the fullest extent permissible under the law and public policy. Accordingly, if any part of this covenant shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, whether in its entirety or as modified as to duration, territory or otherwise, then such part shall be deemed deleted or amended, as the case may be, with respect to the state or jurisdiction involved in order to render the remainder hereof valid and enforceable. The invalidity or unenforceability of any particular provision of this covenant shall not affect the other provisions hereof.



/s/ Timothy F. Price          03/06/00
--------------------          --------
Timothy F. Price                Date



/s/ Dennis Sickle             03/07/00
-----------------             --------
For the Company                 Date

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                                                                      Schedule A
                                                                      ----------

                              VESTED STOCK OPTIONS
                              --------------------


  Any previously unvested options included in the following table shall vest as of February 29, 2000, with the total number of vested option shares being as indicated in the table:

                                                   Total Number
               Grant Date                            of Shares
               ----------                          ------------
                12/7/94                                 12,688
                1/31/95                                 72,955
                1/30/96                                143,764
                 2/5/97                                107,287
                 2/4/98                                107,287
                8/31/98                                252,000


  There will be no further vesting of options under the August 31, 1998 grant.

                                                                      Schedule B
                                                                      ----------

                          ADDITIONAL ISU AWARD VESTING
                          ----------------------------


  The following additional ISUs shall vest as of February 29, 2000 under the specified ISU awards:

                     Award Date               ISUs to Vest
                     ----------               ------------
                       2/4/98                    6,011
                      8/31/98                   13,727
                                                ------
                                        Total:  19,738*

* Subject to reduction for tax withholding, estimated to be 7,294 ISUs, resulting in an estimated 12,444 net shares to be issued.